Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Mabvax Therapeutics Holdings, Inc. of our report dated March 31, 2015, related to our audits of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2014 and 2013 and for the years then ended, which report included an explanatory paragraph relating to MabVax Therapeutics Holdings, Inc.'s ability to continue as a going concern.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

San Diego, California
June 5, 2015